Exhibit 99.1

FOR IMMEDIATE RELEASE

SALIX PHARMACEUTICALS REPORTS

2Q2011 RESULTS

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

2Q2011 RESULTS

42% Increase in Year-over-Year 2Q Product Revenue

78% Increase in Year-over-Year 2Q XIFAXAN® Prescriptions on a Milligram Basis

Management Reiterates 2011 Guidance: Revenue of $520 Million and PreTax

Income of $110 Million (excluding payments to Lupin)

XIFAXAN IBS Retreatment Study Expected to be Initiated Late 2011/Early 2012

RELISTOR® Subcutaneous Injection for Treatment of Opioid-Induced

Constipation in Chronic, Non-Cancer Pain –s NDA Submitted June 27

RELISTOR Oral Tablets for the Treatment of Opioid-Induced Constipation in

Chronic, Non-Cancer Pain – Phase 3 Trial Patient Enrollment Completed and Top

Line Results Expected Late 2011/Early 2012

RALEIGH, NC, August 8, 2011 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the second quarter ended June 30, 2011 and other business updates.

Total product revenue was $133.2 million for the second quarter of 2011, a 42% increase compared to $93.8 million for the second quarter of 2010. Total product revenue for the first six months of 2011 was $239.1 million, a 73% increase compared to $137.9 million for the first six months of 2010. XIFAXAN® revenue for the second quarter of 2011 was $87.0 million, a 20%

increase compared to $72.4 million for the second quarter of 2010. XIFAXAN revenue for the first six months of 2011 was $167.7 million, a 64% increase compared to $102.3 million for the first six months of 2010. The $72.4 million XIFAXAN revenue for the second quarter of 2010 reflects product stocking during the quarter associated with the approval and launch of XIFAXAN 550 for hepatic encephalopathy.

Total cost of products sold was $25.2 million for the second quarter of 2011 and $43.8 million for the first six months of 2011, compared to $17.2 million for the second quarter of 2010 and $27.0 million for the first six months of 2010. Gross margin on total product revenue was 81.0% for the second quarter of 2011 compared to 81.7% for the second quarter of 2010, and 81.7% for the first six months of 2011 compared to 80.4% for the first six months of 2010. Research and development expenses were $29.5 million for the second quarter of 2011 and $60.5 million for the first six months of 2011, compared to $23.0 million and $41.8 million, respectively, for the prior year periods. Selling, general and administrative expenses were $44.7 million for the second quarter of 2011 compared to $40.8 million for the second quarter of 2010, and $91.3 million for the first six months of 2011, compared to $77.3 million for the first six months of 2010. The Company reported net income of $19.2 million, or $0.32 per share, fully diluted, for the second quarter of 2011.

Net income on a non-GAAP basis, excluding the impact of payments to Lupin for exclusive worldwide rights to Lupin’s rifaximin technology, non-cash charges for expenses related to Salix’s outstanding convertible debt, depreciation, amortization, and stock-based compensation expense, was $33.8 million, or $0.54 per share, for the three-month period ended June 30, 2011, and $54.5 million, or $0.88 per share, for the six-month period ended June 30, 2011. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures is provided in the accompanying financial table.

Cash and cash equivalents were $476.5 million as of June 30, 2011.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to be extremely pleased with the performance of XIFAXAN® 550 mg. During the second quarter of 2011 our XIFAXAN business, comprised of XIFAXAN 200 mg tablets and XIFAXAN 550 mg tablets, demonstrated impressive growth, on a milligram basis, of 78% compared to the second quarter of 2010. MOVIPREP® and APRISO® also demonstrated strong prescription year-over-year growth for the second quarter of 2011 of 12% and 71%, respectively, compared to the second quarter of 2010.

“We continue to believe total Company product revenue for 2011 will be approximately $520 million. This 2011 revenue guidance represents 54% growth over 2010 revenue. We continue to believe we will be able to generate approximately $110 million in pre-tax income for the full year ending December 31, 2011 (excluding payments to Lupin for exclusive worldwide rights to Lupin’s rifaximin technology). We also continue to believe research and development expenditures and selling, general and administrative expenditures, combined, will be approximately $276 million for 2011, excluding those payments to Lupin. The Company expects to be profitable during 2011, but because of net operating loss carryforward, we anticipate recognizing an effective tax rate of less than 10% for the full year 2011. The current annualized run rates, based on dollarizing the June 2011 prescription data for XIFAXAN, our bowel cleansing products, APRISO and our “other products,” are approximately $380 million, $95 million, $60 million and $28 million, respectively. Based on the full year 2011 guidance provided above, for the third quarter of 2011 we anticipate total Company product revenue should be approximately $140 million and should generate approximately $32 million in GAAP pre-tax income.”

Carolyn Logan, President and Chief Executive Officer, stated, “XIFAXAN 550 mg continues to gain momentum, with prescriptions, on a mg basis, increasing 8% for the second quarter of 2011 compared to the first quarter of 2011. Sales of APRISO also continued to exceed the Company’s expectations during the quarter. APRISO prescriptions increased 13% during the second quarter of 2011 compared to the first quarter of 2011.

“In April 2011, our sales force began promoting RELISTOR subcutaneous injection for the treatment of opioid-induced constipation, or OIC, in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient to physicians. The initial response from physicians, as well as from payors, is very positive. Physician feedback indicates a significant need in the marketplace for a targeted treatment of opioid-induced constipation, or OIC, in patients with advanced illness. We are working to educate healthcare providers about the importance of OIC and how RELISTOR acts by selectively antagonizing peripheral mu-opioid receptors in the gastrointestinal tract without impacting the central opioid-mediated analgesic effects on the central nervous system. On June 27, Progenics submitted the RELISTOR subcutaneous injection sNDA for treatment of opioid-induced constipation in patients with non-cancer pain. Additionally, we completed patient enrollment in our pivotal Phase 3 trial of the oral tablet formulation of RELISTOR for the treatment of opioid-induced constipation in chronic, non-cancer pain. With enrollment completed in July, we now are targeting to announce top line results from this landmark trial in late 2011 or early 2012.

“We are pleased to announce that the Company has determined to continue the development of XIFAXAN 550 for the treatment of IBS. On June 20, 2011 the Company held an End of Review Conference with the U.S. Food and Drug Administration (FDA) regarding our supplemental New Drug Application (sNDA) for XIFAXAN® (rifaximin) 550 mg tablets for the proposed indication of treatment of non-constipation irritable bowel syndrome (Non-C IBS) and IBS-related bloating. At the meeting and during conversations held subsequent to the meeting, the FDA communicated its intention to work with Salix in an open, collaborative way regarding the development of rifaximin in IBS. At the center of these discussions has been the issue of determining what information will be needed for a substantive response to the Complete Response Letter issued by the FDA in March of this year. Since IBS is a serious and unmet medical condition, the FDA has proposed, and Salix has agreed, to convene an Advisory Committee. The purpose of the Advisory Committee is to review the rifaximin IBS data with a focus on the design of the clinical study for the retreatment of patients. The tentative date for this Advisory Committee is November of this year. Currently the Company is continuing its discussions with the FDA, key opinion leaders and various regulatory consultants. The intention is to utilize the input gained from these discussions as well as from the Ad Com to finalize a development plan going forward for a retreatment study. At this time we are targeting to initiate patient enrollment into a retreatment trial by the end of the year 2011 or early 2012. Currently we anticipate that approximately 24 months could be required to complete the trial and secure an FDA decision regarding approval.

“During the second quarter of 2011 the Company also continued to make progress in the development of crofelemer and budesonide foam. We intend to submit the crofelemer NDA during the second half of 2011. Patient enrollment progressed in the Phase 3 trial of budesonide foam during the quarter.

“Our core business is strong and growing. In the near term we anticipate that our currently marketed products should continue to generate revenue at an accelerating rate. Based on the anticipated near-term growth of our business, we believe we can generate $1 billion in revenue in 2013, assuming the timely approval of subcutaneous injection RELISTOR for OIC in chronic, non-cancer pain and excluding the potential XIFAXAN IBS indication. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth over the long term as they are commercialized. We believe combined peak year sales of our new product candidates currently in development – XIFAXAN for IBS, subcutaneous injection and oral RELISTOR for chronic, non-cancer pain, crofelemer, budesonide foam and Lumacan – could total approximately $4 billion. Additionally, the Company continues to actively pursue additional product opportunities to expand and broaden its product portfolio. We are extremely pleased with the success we have achieved to date and we believe the Company is well-positioned to succeed in our mission of being the leading U.S. specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders

The Company will host a conference call at 5:00 p.m. ET, on Monday, August 8, 2011. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 718-5099 (U.S. and

Canada) or (719) 325-4921 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the replay is 6513654.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR®, Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site is not incorporated in our SEC filings.

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Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; post-marketing approval regulation; market acceptance for approved products; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2011 (unaudited)	June 30, 2010 (unaudited)	June 30, 2011 (unaudited)	June 30, 2010 (unaudited)
Revenues:
Net product revenues	$133,162	$93,773	$239,059	$137,850

Costs and Expenses:
Cost of products sold	25,242	17,160	43,828	26,959
Amortization of product rights and intangible assets	2,890	2,809	5,127	5,617
Intangible impairment charge	—	30,035	—	30,035
Research and development	29,477	23,022	60,480	41,778
Selling, general and administrative	44,658	40,776	91,347	77,304

Total costs and expenses	102,267	113,802	200,782	181,693

Income (loss) from operations	30,895	(20,029)	38,277	(43,843)
Interest expense	(7,997)	(3,892)	(15,852)	(5,563)
Interest and other income	749	536	1,573	820

Income (loss) before income tax	23,647	(23,385)	23,998	(48,586)
Income tax expense	4,400	222	4,473	225

Net Income (loss)	$19,247	$(23,607)	$19,525	$(48,811)

Income (loss) per share, basic	$0.33	$(0.41)	$0.33	$(0.86)

Income (loss) per share, diluted	$0.32	$(0.41)	$0.34	$(0.86)

Shares used in computing net income (loss) per share, basic	58,423	56,958	58,321	56,677

Shares used in computing net income (loss) per share, diluted	65,572	56,958	65,514	56,677

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

We are disclosing our non-GAAP Condensed Consolidated Statements of Operations, as adjusted, to eliminate the impact of the intangible impairment charge related to Pepcid that occurred in June 2010, the $10M Lupin payment that occured in February 2011, and the non-cash depreciation, amortization, stock-based compensation, and convertible debt interest expense that occured in the three month and six month periods ending June, 30, 2011 and 2010, respectively. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended			Three Months Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2011	2011 - Non-GAAP Adjustments	2011 - Non-GAAP as adjusted	2010	2010 - Non-GAAP Adjustments	2010 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$133,162	$—	$133,162	$93,773	$—	$93,773

Costs and Expenses:
Cost of products sold	25,242	—	25,242	17,160	—	17,160
Amortization of product rights and intangible assets	2,890	(2,890)	—	2,809	(2,809)	—
Intangible impairment charge	—		—	30,035	(30,035)	—
Research and development	29,477	(2,575)	26,902	23,022	(555)	22,467
Selling, general and administrative	44,658	(4,301)	40,357	40,776	(2,218)	38,558

Total costs and expenses	102,267	(9,766)	92,501	113,802	(35,617)	78,185

Income (loss) from operations	30,895	9,766	40,661	(20,029)	35,617	15,588
Interest expense	(7,997)	4,792	(3,205)	(3,892)	2,001	(1,891)
Interest and other income	749	—	749	536	—	536

Income (loss) before income tax	23,647	14,558	38,205	(23,385)	37,618	14,233
Income tax expense	4,400	—	4,400	222	—	222

Net Income (loss), as adjusted	$19,247	$14,558	$33,805	$(23,607)	$37,618	$14,011

Income (loss) per share, basic	$0.33	$0.25	$0.58	$(0.41)	$0.66	$0.25

Income (loss) per share, diluted	$0.32	$0.22	$0.54	$(0.41)	$0.66	$0.24

Shares used in computing net income (loss) per share, basic	58,423	58,423	58,423	56,958	56,958	56,958

Shares used in computing net income (loss) per share, diluted	65,572	65,572	65,572	56,958	56,958	56,958

	Six Months Ended			Six Months Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2011	2011 - Non-GAAP Adjustments	2011 - Non-GAAP as adjusted	2010	2010 - Non-GAAP Adjustments	2010 - Non-GAAP as adjusted
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$239,059	$—	$239,059	$137,850	$—	$137,850

Costs and Expenses:
Cost of products sold	43,828	—	43,828	26,959	—	26,959
Amortization of product rights and intangible assets	5,127	(5,127)	—	5,617	(5,617)	—
Intangible impairment charge	—		—	30,035	(30,035)	—
Research and development	60,480	(13,285)	47,195	41,778	(1,125)	40,653
Selling, general and administrative	91,347	(7,141)	84,206	77,304	(4,504)	72,800

Total costs and expenses	200,782	(25,553)	175,229	181,693	(41,281)	140,412

Income (loss) from operations	38,277	25,553	63,830	(43,843)	41,281	(2,562)
Interest expense	(15,852)	9,452	(6,400)	(5,563)	2,822	(2,741)
Interest and other income	1,573	—	1,573	820	—	820

Income (loss) before income tax	23,998	35,005	59,003	(48,586)	44,103	(4,483)
Income tax expense	4,473	—	4,473	225	—	225

Net Income (loss), as adjusted	$19,525	$35,005	$54,530	$(48,811)	$44,103	$(4,708)

Income (loss) per share, basic	$0.33	$0.60	$0.93	$(0.86)	$0.78	$(0.08)

Income (loss) per share, diluted	$0.34	$0.53	$0.88	$(0.86)	$0.78	$(0.08)

Shares used in computing net income (loss) per share, basic	58,321	58,321	58,321	56,677	56,677	56,677

Shares used in computing net income (loss) per share, diluted	65,514	65,514	65,514	56,677	56,677	56,677

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2011 (unaudited)	December 31, 2010
Assets
Cash and cash equivalents	$476,519	$518,030
Accounts receivable, net	152,093	140,177
Inventory, net	34,072	16,021
Other assets	301,183	177,315

Total Assets	$963,867	$851,543

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$524,947	$449,624

Total liabilities	524,947	449,624

Common stock	58	58
Additional paid-in-capital	642,362	624,886
Accumulated deficit	(203,500)	(223,025)

Total stockholders’ equity	438,920	401,919

Total Liabilities and Stockholders' Equity	$963,867	$851,543